Exhibit 99.j

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Short-Term Investments Trust of our report dated October 23, 2023, relating to the financial statements and financial highlights, which appears in Invesco Government & Agency Portfolio’s Annual Report on Form N-CSR for the year ended August 31, 2023. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 23, 2024